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                                                                     EXHIBIT 5.1


                                 April 9, 1998

                             KATTEN MUCHIN & ZAVIS
                           525 W. MONROE, SUITE 1600
                            CHICAGO, ILLINOIS 60661


Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, New York 10119

Re:  Registration Statement on Form S-1

Gentlemen:

     We have acted as counsel to Compass International Services Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering under the Securities Act 3,000,000 shares of common stock, par value $.01 per share (the "Shares"), of the Company, which the Company may offer from time to time pursuant to Rule 415 under the Securities Act.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statement of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the By-Laws of the Company, as amended to date, (c) certain resolutions adopted by the Board of Directors of the Company ("Board") and (d) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective, (ii) such Shares will have been duly authorized and reserved for issuance and, upon the issuance and sale of the Shares in the manner contemplated in the Registration Statement, certificates evidencing the same will be duly executed and delivered, against receipt of the consideration approved by the Board or a committee thereof which will be no less than the par value thereof, and (iii) the Shares will be issued in compliance with applicable federal and state securities laws.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have
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reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, we are of the opinion that the Shares will, upon the issuance and sale thereof in the manner contemplated in the Registration Statement, be duly authorized, validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                    /s/ Katten Muchin & Zavis
                                    Katten Muchin & Zavis